UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: June 29, 2016

OCEAN BIO-CHEM, INC.

(Exact name of registrant as specified in charter)

Florida	0-11102	59-1564329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 S.W. 47 Avenue, Fort Lauderdale, Florida	33314
(Address of principal executive offices)	(Zip Code)

(954) 587-6280

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2016, Sonia B. Beard resigned from the Board of Directors of Ocean Bio-Chem, Inc. (the “Company). There were no disagreements between Ms. Beard and the Company on any matter relating to the Company’s operations, policies or practices.

On July 1, 2016, the Board of Directors of the Company elected Kim Krause to fill the vacancy resulting from Ms. Beard’s resignation until the Company’s 2017 Annual Meeting of Shareholders, or until her successor is duly elected and qualified. Ms. Krause has served as First Vice President for SunTrust Banks Inc.’s Foundations and Endowments Specialty Practice since 2011. In that capacity, she is responsible for day-to-day portfolio monitoring, investment policy development and review, and strategic consulting for public and private non-profit organizations. Previously, she served as Vice President and Institutional Relationship Manager for Franklin Templeton Institutional, where she was responsible for servicing large endowments and foundations, as well as public and corporate defined benefit and defined contribution plans. Ms. Krause is a Chartered Financial Analyst.

Ms. Krause also has been designated to serve on the Audit Committee and the Equity Grant Committee of the Board of Directors. Ms. Krause will receive compensation that is consistent with the standard compensation currently provided to other Company non-employee directors for their service on the Board, including $1,000 for attendance in person at each meeting of the Board of Directors ($400 for attendance by telephone), $400 for attendance at each meeting of a committee of the Board of Directors in person or by telephone and an annual award under the Company’s 2015 Equity Compensation Plan of 1,000 shares of Company common stock payable following the annual meeting of shareholders.

The Board has affirmatively determined that Ms. Kraus is an independent director within the meaning of The NASDAQ Stock Market LLC Listing Rules.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCEAN BIO-CHEM, INC.

Date: July 1, 2016	By:	/s/ Jeffrey S. Barocas
Jeffrey S. Barocas
Chief Financial Officer

3